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TOOLGRADE(R)                                     TOOLGRADE COMMUNICATIONS, INC.
Network Assurance Simplified.                 493 Nixon Road/Cheswick, PA 15024
                                                              www.tollgrade.com

                            CORPORATE COMMUNICATIONS


Contact:    Tim O'Brien
            412/820-1347
            tobrien@tollgrade.com

                         TOLLGRADE COMMUNICATIONS, INC.
                        ANNOUNCES TWO-FOR-ONE STOCK SPLIT

CHESWICK, PA -- FEBRUARY 10, 2000 -- Tollgrade Communications, Inc. (NASDAQ:
TLGD) today announced that its board of directors has approved a two-for-one stock split of the company's common stock.

         Payable in the form of a 100 percent stock dividend, all shareholders of record at the close of business on February 28, 2000 will receive one additional share of common stock for each share owned at that time. The additional shares will be distributed to shareholders on or about March 20, 2000.

         As of December 31, 1999, the company had issued and outstanding approximately 6.1 million shares of common stock. Upon completion of the stock split, Tollgrade's issued and outstanding common stock will increase to approximately 12.7 million shares.

         The company reported on January 26 that it had completed a record fourth quarter and a record 1999 in terms of both earnings and revenues. For 1999, earnings were $1.78 per share, and revenues were $61.1 million.

         Statements included here, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation, statements as to management's beliefs, strategies, plans, expectations or opinions in connection with company performance, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate.

         In addition, this statement as well as other forward-looking statements that may be included here, must be qualified by important factors that could cause actual earnings and other results to differ materially from those achieved in the past or those expected by the company. These include: rapid technological change along with the need to continually develop new products; the company's focus on a relatively narrow range of products; competition; the company's dependence on key employees; difficulties in managing the company's growth; the company's dependence upon certain customers and certain suppliers; the company's dependence upon proprietary rights; risks of third party claims of infringement; and government regulation.

                                     (MORE)

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ABOUT TOLLGRADE

         Tollgrade Communications, Inc., designs, engineers, markets and supports test system, test access and status monitoring products for the telecommunications and cable television industries. Test systems focus on helping local exchange carriers conduct the full range of fault diagnosis, along with the ability to qualify, deploy and maintain next generation services that include Digital Subscriber Line (DSL) service and Integrated Services Digital Network (ISDN) service. Tollgrade, which is headquartered in Cheswick, Pa., a suburb of Pittsburgh, employs more than 280 people and recorded 1999 revenues of $61.1 million. The company maintains a presence in regions across the United States and in the United Kingdom. Tollgrade's World Wide Web address is www.tollgrade.com.

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